                                                                     EXHIBIT 4.1


                      CERTIFICATE OF RIGHTS AND PREFERENCES
                                       OF
                 SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                           CHAMPION ENTERPRISES, INC.

                            CERTIFICATE OF RESOLUTION


         Pursuant to Section 450.1302 of the Michigan Business Corporation Act, CHAMPION ENTERPRISES, INC., a corporation organized and existing under the laws of the State of Michigan, hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company on March 29, 2002 pursuant to authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Company, which authorizes the issuance of up to Five Million (5,000,000) shares of preferred stock, no par value.

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company and pursuant to the provisions of the Articles of Incorporation, the Board of Directors hereby creates a series of preferred stock, herein designated and authorized as the Series C Cumulative Convertible Preferred Stock, no par value, which shall consist of Thirty-Five Thousand (35,000) of the Five Million (5,000,000) shares of preferred stock which the Company now has authority to issue, and the Board of Directors hereby fixes the powers, designations and preferences and the relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof as follows:

         1. Number. The number of shares constituting the Series C
Cumulative Convertible Preferred Stock shall be Thirty-Five Thousand (35,000).

         2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

         "Acquiring Person" means, in connection with any Business Combination, the continuing or surviving corporation of a consolidation or merger with the Company (if other than the Company), the transferee of all or substantially all of the properties or assets of the Company, the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company's shareholders at which directors are elected, or, in the case of a capital reorganization or reclassification, the Company.

         "Acquisition Price" means (i) the Daily Market Price of the Common Stock on the date immediately preceding the date on which a Business Combination is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and (y) the Daily Market Price on the date immediately preceding the acceptance of such offer by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock.

         "Articles" means the Restated Articles of Incorporation of the Company, as amended.

         "Average Market Price" means, with respect to any reference date, the average of the Daily Market Prices of the Common Stock for the thirty (30) Business Days ending on and including the third Business Day before such reference date, but not greater than the average of the Daily Market Prices of the Common Stock for the five (5) Business Days ending on and including the twenty-eighth Business Day before such reference date.

         "Board" means the Board of Directors of the Company.

         "Business Combination" is defined in Section 6(F)(i).

         "Business Day" means any day on which the Common Stock may be traded on the NYSE, or if not admitted for trading on the NYSE, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.

         "Cash Redemption Closing Date" is defined in Section 6(B)(ii).

         "Certificate of Rights and Preferences" means this Certificate of Rights and Preferences of the Series C Preferred Stock.

         "Common Stock" means the Company's common stock, par value one dollar ($1.00) per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to a Business Combination to which the Company is a party.

         "Company" means Champion Enterprises, Inc., a Michigan corporation.

         "Conversion Closing Date" is defined in Section 6(A)(i).

         "Conversion Notice" is defined in Section 6(A)(i).

         "Conversion Price" means (i) until and excluding June 29, 2003, $9.6295, and (ii) on and after June 29, 2003, one hundred fifteen percent (115%) of the Average Market Price calculated as of June 29, 2003; provided that the Conversion Price shall not be greater than $10.8332 or less than an amount equal to the product of (a) the quotient of six dollars divided by eight dollars and fifty cents ($6.00/$8.50) times (b) the Main Agreement Date Price, in each case subject to adjustment for stock splits, recombinations, stock dividends and the like.

         "Conversion Rate" means (i) the Stated Value of one share of Series C Preferred Stock plus accrued and unpaid dividends divided by (ii) the Conversion Price.

         "Daily Market Price" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person or its Parent under Section 6(F), the common stock of such Acquiring Person or such Parent), equal to (i) the daily volume-weighted average price on the NYSE or, if no such sale takes place on such date, the average of the closing bid and asked prices on the NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as the Holder and the Company may agree), or (ii) if such Common Stock or common stock of an Acquiring Person or its Parent is not then listed or admitted to trading on the NYSE, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by the Board of Directors of the Company as of a date which is no more than ten (10) Business Days before and excluding the date as of which the determination is to be made.

         "Dividend Payment Date" is defined in Section 3(A).

         "Dividend Period" is defined in Section 3(A).

         "Dividend Rate" means a rate equal to five percent (5%) per annum times the Stated Value subject to Sections 3(E) and 3(F).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fletcher" means Fletcher International, Ltd. a company organized under the laws of Bermuda, together with its successors.

         "Holder" shall mean a holder of Series C Preferred Stock.

         "Issue Date" means with respect to any shares of Series C Preferred Stock the original date of issuance of such shares of Series C Preferred Stock.

         "Junior Securities" means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series C Preferred Stock, including but not limited to Common Stock, Series A Preferred Stock, and any other class or series of Capital Stock issued by the Company or any Subsidiary of the Company on or after the date of the Main Agreement, but excluding any Parity Securities and Senior Securities issued (i) to Fletcher or its authorized assignees under the Main Agreement and the Prior Agreement, (ii) with the approval of the Holders of a Majority of the Series C Preferred Stock or (iii) upon the conversion, redemption or exercise of securities described in clause (i) or (ii).

         "Liquidation" means the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a consolidation, merger or share exchange shall not be deemed a Liquidation, nor shall a sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets, which does not involve a distribution by the Company of cash or other property to the holders of Common Stock, be deemed to be a Liquidation.

         "Liquidation Preference" is defined in Section 4.

         "Main Agreement" means the Agreement dated as of March 29, 2002 between the Company and Fletcher pursuant to which up to thirty-five thousand (35,000) shares of Series C Preferred Stock and a warrant are to be issued by the Company, including all Schedules and Exhibits thereto.

         "Main Agreement Date Price" means $8.0246.

         "Majority of the Series C Preferred Stock" means more than fifty percent (50%) of the then outstanding shares of Series C Preferred Stock.

         "NYSE" shall have the meaning set forth in the Main Agreement.

         "Other Securities" means any stock (other than Common Stock) and other securities of the Company or any other Person which the Holders of the Series C Preferred Stock at any time shall be entitled to receive, or shall have received, upon conversion or redemption of the Series C Preferred Stock in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

         "Parent" means, as to any Acquiring Person, any corporation that (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent's Annual Report on Form 10-K (if the Parent is required to file such a report) and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

         "Parity Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, is pari passu with the Series C Preferred Stock, including the Series B Preferred Shares (as defined in the Prior Agreement).

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Preferred Stock" means the Company's preferred stock authorized pursuant to the provisions of the Articles.

         "Prior Agreement" means the Agreement dated as of June 29, 2001, between the Company and Fletcher pursuant to which twenty thousand (20,000) shares of Series B-1 Preferred Stock and the right to purchase up to an additional twelve thousand (12,000) shares of Series B Preferred Stock have been issued by the Company, including all Schedules and Exhibits thereto.

         "Record Date" is defined in Section 3(A).

         "Redemption Amount" means a dollar amount for each share of the then-outstanding Series C Preferred Stock redeemed by such Holder equal to the Stated Value per share plus an amount equal to all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends or such dividends have been declared, to and including the date full payment is tendered to the Holders with respect to such redemption.

         "Redemption Notice" is defined in Section 6(B)(i).

         "Redemption Notice Date" is defined in Section 6(B)(i).

         "Registered Common Stock" means Common Stock that has been registered under the Securities Act and is freely tradable.

         "Restatement" means that Champion adversely restates net income or shareholders' equity, in any material respect, in any portion of its financial statements as included in a Form 10-K or Form 10-Q filed with the Securities and Exchange Commission in the form of an amendment thereto, press release, Form 8-K or any other method except as is required as a result of a change occurring after the date of the Main Agreement in (i) applicable law or (ii) generally accepted accounting principles promulgated by the Financial Accounting Standards Board or the Securities and Exchange Commission, which change is implemented by the Company in the manner and at the time prescribed by such law or such generally accepted accounting principle.

         "Restatement Conversion Price" means one hundred fifteen percent (115%) of the Average Market Price calculated on the date ninety (90) days after and excluding the Restatement Date.

         "Restatement Date" means the most recent date on which a Restatement occurs.

         "Restatement Notice" means a written notice from Champion to Fletcher,
(i) stating the Restatement Date and (ii) including the documents in which the Restatement was publicly disclosed.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

         "Senior Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series C Preferred Stock.

         "Series A Preferred Stock" means the Series A Preferred Stock of the Company, the powers, designations, preferences and relative, participating, optional and other special rights of which are specified in the Articles.

         "Series B-1 Preferred Stock" means the Series B-1 Cumulative Convertible Preferred Stock of the Company. The powers, designations, preferences and relative, participating, optional and other special rights are specified in the First Amended and Restated Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock.

         "Series C Preferred Stock" means the Series C Cumulative Convertible Preferred Stock of the Company or successor as contemplated by Section 6(F)(ii).

         "Stated Value" is an amount equal to one thousand dollars ($1,000) per share of Series C Preferred Stock.

         "Stock Redemption Closing Date" is defined in Section 6(B)(iii).

         "Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

         The foregoing definitions will be equally applicable to both the singular and plural forms of the defined terms.

         3. Dividends and Distributions.

                 (A) Holders shall be entitled to receive out of the assets of the Company legally available for that purpose, dividends at the Dividend Rate to be paid in accordance with the terms of this Section
         3. Such dividends shall be fully cumulative from the Issue Date, shall accumulate regardless of whether the Company earns a profit and shall be payable in arrears, when and as declared by the Board, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on June 30, 2002. The period from the Issue Date to June 30, 2002, and each quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." The dividend for any Dividend Period for any share of Series C Preferred Stock that is not outstanding on every day of the Dividend Period shall be prorated based on the number of days such share was outstanding during the period. Each such dividend shall be paid to the Holders of record as their names appear on the share register of the Company on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date designated by the Board with respect to the dividend payable on such respective Dividend Payment Date not exceeding thirty (30) days preceding such Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to Holders of record on a date designated by the Board, not exceeding thirty (30) days preceding the payment date thereof, as may be fixed by the Board. For purposes of determining the amount of dividends accrued as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the Dividend Rate for the actual number of days elapsed from and including the Issue Date (in case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding

         Dividend Payment Date (in case of any other date) to the date as of which such determination is to be made, based on a three hundred sixty
         (360) day year.

                 (B) Dividends payable on the Series C Preferred Stock may be paid, at the option of the Company, either in cash or by the issuance of Registered Common Stock, provided, however, that the Company's right to pay dividends on any Dividend Payment Date by the issuance of Registered Common Stock shall continue only so long as the number of shares of Common Stock issued and issuable under the Main Agreement (including one year of dividends from such Dividend Payment Date, assuming that all such dividends will be paid in shares of Common Stock as they accrue) and all previously issued and issuable shares of Common Stock (including shares issued or issuable following exercise of the warrant issued pursuant to the Main Agreement), all issued and issuable but unconverted Series C Preferred Stock (on an as-converted basis as of that date) does not exceed seventeen and one-half percent (17.5%) of the Original Number (as defined in the Main Agreement), or, if such number of shares exceeds seventeen and one-half percent (17.5%) of the Original Number and does not exceed nineteen and ninety-nine one-hundredths percent (19.99%) of the Original Number, the Company has notified its shareholders of a shareholder's meeting for the purpose of voting on a Required Consent (as defined in the Main Agreement) in accordance with the Main Agreement and has used and is using its best efforts to obtain the Required Consent. Although it is the intent and view of the Company that the issuance of Common Stock with respect to the Series C Preferred Stock is to be treated as independent of any issuance of Common Stock with respect to the Series B Preferred Shares (as defined in the Main Agreement), in the event any such issuances of Common Stock are deemed to be related pursuant to the listing requirements and rules of the NYSE by the NYSE, the provisions of this
         Section 3(B) (including, but not limited to, the obligation to obtain the Required Consent) shall be deemed to apply to the number of shares of Common Stock in the aggregate issued and issuable with respect to both the Series C Preferred Stock and the Series B Preferred Shares (as defined in the Prior Agreement). Subject to the foregoing, payments on any Dividend Payment Date shall be made in Registered Common Stock unless the Company notifies the Holders in writing of its intention to pay cash on or before, but no more than fifteen (15) days before, and including, the immediately preceding Dividend Payment Date. The number of shares of Registered Common Stock to be issued shall be determined by dividing the cash amount of the dividend otherwise payable by the Average Market Price calculated as of such Dividend Payment Date; provided, however, if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the number of shares of Registered Common Stock to be issued shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during the period used for calculating such Average Market Price. The number of shares of Registered Common Stock to be issued as a dividend shall be rounded up to the nearest whole share after aggregating all shares of Series C Preferred Stock owned by a Holder.

                 (C) If, on any Dividend Payment Date, the Company fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate and shall accrue additional dividends to and including the date of payment thereof at the Dividend Rate then in effect, compounded quarterly on each subsequent Dividend Payment Date. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day to day basis and shall be computed on the basis of a three hundred sixty (360) day year.

                 (D) So long as any shares of the Series C Preferred Stock shall be outstanding, (i) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities, (ii) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities, except for dividends paid to the Company or any of its wholly-owned Subsidiaries and dividends paid on the Series B Preferred Shares (as defined in the Prior Agreement)) (iii) the Company shall not and shall not allow its Subsidiaries to repurchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities, with the exception of the Series B Preferred Shares (as defined in the Prior Agreement), unless in each such case (x) all dividends to which the Holders of the Series C Preferred Stock shall have been entitled to receive for all previous Dividend Periods shall have been paid and dividends for the subsequent four Dividend Periods shall have been designated and set aside and (y) a dividend (including the amount of any dividends paid pursuant to the provisions of Section 3(A)) is paid with respect to all outstanding shares of Series C Preferred Stock in an amount for each such share of Series C Preferred Stock equal to the aggregate amount of such dividend for the number of shares of Common Stock equal to (i) the Stated Value plus any accrued but unpaid dividends as of the record date of such dividend divided by (ii) the Conversion Price (or in the event of a Restatement, the Restatement Conversion Price, if the Restatement Conversion Price is lower than the then-current Conversion Price) on such record date (or, if such record date is not a Business Day, the last Business Day preceding such record date).

                 (E) Whenever, at any time or times, dividends payable on any Series B Preferred Share (as defined in the Prior Agreement) or any share of Series C Preferred Stock shall be in arrears in an aggregate amount greater than two (2) quarterly dividends, the Dividend Rate shall mean a rate equal to fifteen percent (15%) per annum times the Stated Value until such date that all accrued and unpaid dividends shall have been declared and paid in full.

                 (F) Whenever, at any time or times (i) an Issuance Blockage (as defined in the Main Agreement or the Prior Agreement) shall exist at any time ninety (90) calendar days after and excluding the date of the first Excess Rights Notice (as defined in the Main Agreement or the Prior Agreement) or (ii) the Company shall fail to redeem any shares of Series C Preferred Stock or any Series B Preferred Shares (as defined in the Prior Agreement) for cash by the date it is obligated to do so under Section 6(B) hereof or of the First Amended and Restated Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock or any Subsequent Certificates of Rights and

         Preferences (as defined in the Prior Agreement) and such failure to pay cash is ongoing, then (x) the Dividend Rate shall mean a rate equal to fifteen percent (15%) per annum times the Stated Value until such date as the circumstances described in clause (i) and (ii) no longer exist and (y) all dividends payable with respect to such periods shall be paid in additional shares of Series C Preferred Stock.

         4. Liquidation Preference. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the liquidation preference of any Senior Securities that rank senior to the Series C Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series C Preferred Stock held by such Holder equal to the greater of (a) the Stated Value per share plus an amount equal to all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends or such dividends have been declared, to and including the date full payment is tendered to the Holders with respect to such Liquidation and no more and (b) the amount the Holders would have received if the Holders had converted all outstanding shares of Series C Preferred Stock into Common Stock in accordance with the provisions of Section 6(A) hereof as of the Business Day immediately preceding the date of such Liquidation (as if the Conversion Notice had been delivered on such date and the Conversion Closing Date had occurred on such date) (such greater amount being referred to herein as the "Liquidation Preference"), before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series C Preferred Stock) upon the Liquidation of the Company. In case the assets of the Company available for payment to the Holders are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series C Preferred Stock and all outstanding shares of Parity Securities and Senior Securities that, with respect to distributions upon Liquidation, are pari passu with the Series C Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to the Holders and to the holders of such Parity Securities and Senior Securities shall be distributed ratably among the Holders of the Series C Preferred Stock and the holders of such Parity Securities and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten (10) days prior to the payment date stated therein, to the Holders of record of the Series C Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Company.

         5. Voting Rights. The Holders shall have the following voting rights with respect to the Series C Preferred Stock:

                 (A) Each share of Series C Preferred Stock shall entitle the holder thereof to the voting rights specified in Section 5(B) and no other voting rights except as required by law.

                 (B) The consent of the Holders of at least a Majority of the Series C Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for the purpose, shall be necessary to:

                 (i) amend, alter or repeal any of the provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to:

                         A. change any of the rights, preferences or privileges
                  of Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

                                  1. Reduce the Dividend Rate on the Series C
                         Preferred Stock, or make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of Series C Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;

                                  2. Reduce the amount payable to the holders of
                         the Series C Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of the Series C Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Company;

                                  3. Make the Series C Preferred Stock
                         redeemable at the option of the Company, except as provided in Section 6 hereof.

                         B. authorize, create or issue any shares of Parity
                  Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock a class of Parity Securities or Senior Securities) on any date before and excluding September 29, 2003, when there shall be issued and outstanding Series C Preferred Stock (as defined in the Main Agreement) with an aggregate Redemption Amount of at least twenty-five million dollars ($25,000,000).

                  (ii) permit any Subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any Capital Stock of such Subsidiary; or

                  (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or amend any provisions of any Parity Securities or Senior Securities so as to make such Parity Securities or Senior Securities redeemable by the Company.

                  (iv) Notwithstanding the foregoing, so long as the Company complies with the requirements of Section 6(F) of this Certificate of Rights and Preferences and Section 11 of the Main Agreement, with respect to a Business Combination, such Business Combination shall not be deemed to alter or change the powers, preferences or rights of the Series C Preferred Stock in any manner.

         6. Conversion and Redemption.

              (A) Procedure for Conversion.

                     (i) Shares of Series C Preferred Stock are convertible into
              Registered Common Stock (or, at the sole option of the Holder, unregistered Common Stock) at the Conversion Rate per share (in the event of a Restatement, for purposes of calculating the Conversion Rate, the Conversion Price shall equal the Restatement Conversion Price, if the Restatement Conversion Price is lower than the then-current Conversion Price) (i) at the option of the Holder thereof at any time, from time to time, in whole or in part, and (ii) at the option of the Company any time on or after March 29, 2004 for all but not less than all of the shares of Series C Preferred Stock if (x) the Average Market Price exceeds the Ceiling Percentage multiplied by the Conversion Price on at least thirty (30) consecutive Business Days and (y) the Company has sufficient Registered Common Stock to deliver to the Holder or Holders upon the closing of such conversion. The "Ceiling Percentage" shall initially be two hundred percent (200%) and shall decline by five percent (5%) (i.e., to 195%, 190%, etc.) for each three-month-period that passes after March 29, 2004. The conversion of shares of Series C Preferred Stock at the option of the Holder may be effected by delivering a duly executed written Preferred Stock Conversion Notice, in form and substance as attached to the Main Agreement as Annex G (the "Conversion Notice"), by facsimile, mail or overnight courier delivery, to the Company's address set forth in Section 20 of the Main Agreement. The closing of such exercise shall take place (a) on the second Business Day following and excluding the date the Conversion Notice is delivered, (b) such later date as the conditions set forth in Section 6(A)(ii) have been waived or satisfied or (c) any other date upon which the exercising Holder and the Company mutually agree (the "Conversion Closing Date"). Conversion of shares of Series C Preferred Stock at the option of the Company may be effected by delivering a duly executed written notice to all Holders substantially in the form attached as Annex J to the Main Agreement (the "Two Year Conversion Notice"), by facsimile, mail or overnight courier delivery, to the Holder's address set forth in Section 20 of the Main Agreement; the Conversion Closing Date shall be (a) the twenty-fifth Business Day after and excluding the date the Two Year Conversion Notice is delivered to the Holders, (b) such later date as the conditions set forth in
              Section 6(A)(ii) have been waived or satisfied or (c) any other date upon which the Company and the Holders mutually agree; such conversion shall apply to only those shares of Series C Preferred Stock still outstanding on such Conversion Closing Date.

                     (ii) It shall be a condition of the converting Holder's
              obligation to close that each of the following are satisfied, unless waived by such Holder:

                             A. (1) the representations and warranties made by
                     the Company in the Main Agreement shall be true and correct as of the Conversion Closing Date, except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date;

                     (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such conversion shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the New York Stock Exchange, Nasdaq National Market or American Stock Exchange (unless, with respect to clause (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock); and such Holder shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

                             B. On the Conversion Closing Date, the Company
                     shall have delivered to the Holder an opinion of Dykema Gossett PLLC (or such other counsel reasonably satisfactory to such Holder) reasonably satisfactory to such Holder, dated the date of delivery, confirming in substance the matters covered in paragraphs (a), (b), (c), (d), (e), (f) and subsection (i) of (g) of Section 4 of the Main Agreement and to the effect that the offer and sale of such Registered Common Stock to such Holder hereunder do not require registration under the Securities Act.

                             C. As of the Conversion Closing Date, the Company
                     shall have delivered to the Holder all Restatement Notices required to be delivered following a Restatement.

         The Company shall use its commercially reasonable efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date. If such conditions are not satisfied or waived prior to the third Business Day following and excluding the date the Conversion Notice is delivered, then the Holder may, at its sole option, and at any time, withdraw the Conversion Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Conversion Notice and may submit a Conversion Notice with respect to the shares referenced in the withdrawn Conversion Notice at any time.

                  (iii) Each conversion of Series C Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the Business Day on which the Conversion Notice is delivered as provided in Section 6(A)(i) (or, in the case of the Two Year Conversion Notice the related Conversion Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such conversion as provided in
              Section 6(A)(iv) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such conversion shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(A)(ii) above.

                  (iv) On the Conversion Closing Date, the Holder shall
              surrender the certificate representing the shares of Series C Preferred Stock to be converted to the Company at the address set forth for notices to the Company in Section 20 of the Main Agreement, and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, if appropriate, unregistered Common Stock) to which such Holder is entitled upon such conversion.

                  (v) On the Conversion Closing Date, the Company at its expense
              (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder whose Series C Preferred Stock is being converted via book-entry transfer (if available to the Company), or if such Holder shall direct, at such address specified by the Holder via reputable overnight courier, one or more certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, if appropriate, unregistered Common Stock) to which such Holder shall be entitled upon such conversion, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price per share on the Business Day immediately preceding the date of such conversion, and, in case such conversion is for only part of the shares represented by the certificate surrendered, at such address specified by the Holder via reputable overnight courier, a new Series C Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series C Preferred Stock which have not been converted into Registered Common Stock (or Other Securities or, if appropriate, unregistered Common Stock) upon such conversion.

                  (vi) The Company shall deliver a Restatement Notice to the
              Holder no later than two (2) days after and excluding each Restatement Date.

              (B) Procedure for Redemption.

                  (i) Redemption of the Series C Preferred Stock shall occur under any of the following circumstances:

                         A. At any time on or after March 29, 2004, a Holder of
                  Series C Preferred Stock may require the Company to redeem any or all shares of Series C Preferred Stock held by such Holder by delivering an optional redemption notice to the Company substantially in the form attached as Annex C to the Main Agreement (a "Redemption Notice"). The date such Redemption Notice is delivered shall be the "Redemption Notice Date". All such redemptions shall be made for shares of Registered Common Stock (unless the Holder expressly consents in writing to the issuance of unregistered Common Stock) pursuant to Section 6(B)(iii); provided, that, if the Company satisfies the conditions for cash redemption set forth in Section 6(B)(ii) and elects in writing within five (5) Business Days of the first Redemption Notice Date hereunder to redeem Series C Preferred

                  Stock for cash, the Company shall deliver (x) the number of shares of Registered Common Stock (unless the Holder expressly consents in writing to the issuance of unregistered Common Stock) that would have been issuable to such Holder had such Holder elected on the Redemption Notice Date to convert such shares of Series C Preferred Stock pursuant to Section 6(A)(i), in the manner provided in Section 6(B)(iii) and (y) cash in the manner provided in Section 6(B)(ii) equal to the product of (a) the Daily Market Price as of the Redemption Notice Date times (b) the amount, if any, by which (i) the number of shares of Common Stock to which such Holder would otherwise be entitled to receive on the date the Company elected cash redemption pursuant to Section 6(B)(ii) as if the Company had elected Common Stock redemption pursuant to
                  Section 6(B)(iii) on such date exceeds (ii) the number of shares of Common Stock deliverable pursuant to clause (x) (such difference, the "Additional Redemption Shares"). The Holder may not redeem Series B Preferred Shares (as defined in the Prior Agreement) and Series C Preferred Stock with an aggregate Redemption Amount greater than thirty million dollars ($30 million) in any twelve-month period, provided that any redemption pursuant to Section 6(B)(i)(B) of the First Amended and Restated Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock shall not be included for purposes of calculating such aggregate Redemption Amount. In the event that the aggregate value of the Common Stock and cash, if any, to be received by a Holder pursuant to this Section 6(B)(i)(A) is less than the amount such Holder would have received upon redemption if such Holder had converted the Series C Preferred Stock subject to the Redemption Notice into Common Stock in accordance with the provisions of Section 6(A) hereof as of the Business Day immediately preceding the Redemption Notice Date (as if the Conversion Notice had been delivered on such date and the Conversion Closing Date had occurred on such date), then such Holder shall receive Common Stock and cash, if any, pursuant to Section 6(B)(ii) or Section 6(B)(iii), as the case may be, with an aggregate value equivalent to such amount in lieu of the amount of Common Stock and cash, if any, that would otherwise be issuable pursuant to this Section 6(B)(i)(A).

                         B. On April 2, 2009, the Company shall redeem all of
                  the Series C Preferred Stock held by all Holders. All such redemptions shall be made for shares of Registered Common Stock (unless the Holder expressly consents in writing to the issuance of unregistered Common Stock) pursuant to Section 6(B)(iii), unless the Company satisfies the conditions for cash redemption set forth in Section 6(B)(ii) and elects to redeem such shares for cash. In the event that the aggregate value of the Common Stock and cash, if any, to be received by a Holder pursuant to this Section 6(B)(i)(B) is less than the amount such Holder would have received upon redemption if such Holder had converted all of such Holder's Series C Preferred Stock into Common Stock in accordance with the provisions of

                  Section 6(A) hereof as of the Business Day immediately preceding April 2, 2009 (as if the Conversion Notice had been delivered on such date and the Conversion Closing Date had occurred on such date), then such Holder shall receive Common Stock and cash, if any, pursuant to Section 6(B)(ii) or
                  Section 6(B)(iii), as the case may be, with an aggregate value equivalent to such amount in lieu of the amount of Common Stock and cash, if any, that would otherwise be issuable pursuant to this Section 6(B)(i)(B).

                  (ii) If the Company is permitted under the terms of its then outstanding credit facilities and elects in a writing substantially in the form attached as Annex D to the Main Agreement delivered to the redeeming Holder on or before the fifth Business Day following and excluding the date of the first Redemption Notice (or in the case of redemption pursuant to Section 6(B)(i)(B) by February 27, 2009 (the "Seven Year Redemption Reference Date")) (each such date, a "Redemption Reference Date") to redeem such shares for cash, then (a) such shares shall be redeemed for cash to the extent provided in Section 6(B)(i)(A) or 6(B)(i)(B), as applicable, (b) the closing of such redemption shall take place on the second Business Day after and excluding the end of the calendar quarter in which the Redemption Reference Date occurs, provided that if the Redemption Reference Date is less than thirty (30) days before and excluding the end of such calendar quarter, then such closing shall occur on the thirtieth (30th) day after and excluding the Redemption Reference Date, unless otherwise agreed in writing by the Company and the redeeming Holder (or in the case of a cash redemption pursuant to Section 6(B)(i)(B), by April 2, 2009 (each such date, a "Cash Redemption Closing Date") and (c) unless otherwise agreed in writing by the Holder and the Company, all future redemptions of Series C Preferred Stock under Section 6(B)(i)(A) shall be for cash to the extent provided in Section 6(B)(i)(A). At such closing, the Holder shall surrender the certificate representing the shares of Series C Preferred Stock to be redeemed to the Company at the address set forth for notices to the Company in Section 20 of the Main Agreement, and the Company shall deliver to the Holder via wire transfer of immediately available U.S. funds cash equal to the aggregate Redemption Amount of such shares calculated as of the Cash Redemption Closing Date. In the case of a cash redemption pursuant to Section 6(B)(i)(B), if the Company acting in good faith is unable to tender cash as provided in this Section 6(B)(ii) on or before the Cash Redemption Closing Date and certifies such circumstance in a writing signed by the Chief Executive Officer and the Chief Financial Officer of the Company that is delivered to the Holder before the Cash Redemption Closing Date, then
         (x) (without limiting any other available remedies, including without limitation under Section 3(F) or at law or in equity) the Company may redeem such shares for Registered Common Stock as set forth in Section 6(B)(iii), (y) the Stock Redemption Closing Date shall be the thirty-fifth (35th) calendar day after and excluding the date on which the Holder receives such notice (provided that the Holder may, by written notice to the Company, accelerate this date to the second (2nd) Business Day after and excluding the date the Company receives notice from such Holder), and (z) the rights of the Holder under this Certificate of

         Rights and Preferences (other than the accrual of dividends under Section 3 and the right to receive consideration for redemption as set forth herein) shall cease as of April 2, 2009 (provided that if the Company fails to redeem such shares on the Stock Redemption Closing Date provided above, then all such rights shall be reinstated in full). In the case of redemptions pursuant to Section 6(B)(i)(A) only, if the Company fails to tender cash as provided in this Section 6(B)(ii) on or before the Cash Redemption Closing Date, then the Holder may, at its sole option (and without limiting any other available remedies, including without limitation under Section 3(F) or at law or in equity) elect to (1) withdraw the Redemption Notice by written notice to the Company and, after such withdrawal, shall have no further obligations with respect to such Redemption Notice and may submit a Redemption Notice with respect to the shares referenced in the withdrawn Redemption Notice at any time or (2) receive shares of Registered Common Stock as set forth in Section 6(B)(iii), in which case the Stock Redemption Closing Date shall be the second Business Day after and excluding the date on which the Holder notifies the Company in writing of such election. In the case of redemptions pursuant to Section 6(B)(i)(B) only, if the Company fails to tender cash as provided in this Section 6(B)(ii) on or before the Cash Redemption Closing Date, then the Holder may, at its sole option (and without limiting any other available remedies, including without limitation under Section 3(F) or at law or in equity) elect to receive shares of Registered Common Stock as set forth in Section 6(B)(iii), in which case the Stock Redemption Closing Date shall be the second Business Day after and excluding the date on which the Holder notifies the Company in writing of such election. If such redemption is for only part of the shares represented by the certificate surrendered, the Company shall send a new Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series C Preferred Stock which have not been redeemed via reputable overnight courier to such address specified by the Holder.

                  (iii) If the Company elects in a writing substantially in the form attached as Annex D to the Main Agreement delivered to the redeeming Holder on or before the fifth Business Day following and excluding the Redemption Notice Date to redeem such Additional Redemption Shares of Series C Preferred Stock for shares of Registered Common Stock (or, in the case of redemptions pursuant to Section 6(B)(i)(B), by the Redemption Reference Date), or if the Company fails to timely elect cash redemption as set forth in Section 6(B)(ii), then
         (a) all such shares shall be redeemed for Registered Common Stock (unless the Holder expressly consents in writing to the issuance of unregistered Common Stock), and (b) the closing of such redemption shall take place on the earlier of (1) the second Business Day after and excluding the delivery of the Company's election and (2) the seventh Business Day after and excluding the Redemption Notice Date, (or, in the case of redemptions pursuant to Section 6(B)(i)(B), by April 2, 2009) or on such other date as the Company and such Holder agree in writing (the "Stock Redemption Closing Date") and (c) unless otherwise agreed in writing by the Holder and the Company, all future redemptions of Series C Preferred Stock shall be for Registered Common Stock. At such closing, the

         Holder shall surrender the certificate representing the shares of Series C Preferred Stock to be redeemed to the Company at the address set forth for notices to the Company in Section 20 of the Main Agreement and the Company at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the Holder whose Series C Preferred Stock is being redeemed via book-entry transfer (if available to the Company), the number of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (unless the Holder expressly consents in writing to the issuance of unregistered Common Stock in which case all references to Registered Common Stock in this Section 6(B)(iii) shall be to unregistered Common Stock, but only with respect to the shares of Common Stock subject to such Redemption Notice) to which such Holder shall be entitled upon such redemption, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price per share on the Business Day immediately preceding the Stock Redemption Closing Date, and, in case such redemption is for only part of the shares represented by the certificate surrendered, at such address specified by the Holder via reputable overnight courier, a new Preferred Stock certificate of like tenor, calling in the aggregate on the face thereof for the number of shares of Series C Preferred Stock which have not been redeemed. The number of shares of Registered Common Stock to be delivered at such closing shall equal the quotient of (x) the aggregate Redemption Amount of the shares of Series C Preferred Stock being redeemed (calculated as of the Stock Redemption Closing
         Date) divided by (y) the greater of (1) the lesser of (A) the Average Market Price calculated as of the Redemption Notice Date or the Redemption Reference Date, as applicable, (B) the Daily Market Price on the date the Company delivers its election to redeem such shares for Registered Common Stock and (C) if the Company fails to deliver an election to redeem such shares for Registered Common Stock by the fifth Business Day following and excluding the Redemption Notice Date or by the Redemption Reference Date, as applicable, the Daily Market Price on the fifth Business Day following and excluding the Redemption Notice Date or the fifth (5th) Business Day immediately preceding the Stock Redemption Closing Date, as applicable, and (2) in the case of redemptions pursuant to Section 6(B)(i)(A) only (and not in the case of redemption pursuant to Section 6(B)(i)(B)), an amount equal to product of (a) the quotient of six dollars divided by eight dollars and fifty cents ($6.00/$8.50) times (b) the Main Agreement Date Price. It shall be a condition of the redeeming Holder's obligation to close that each of the following are satisfied, unless waived by such Holder:

                      A. (1) the representations and warranties made by the
              Company in the Main Agreement shall be true and correct as of the Stock Redemption Closing Date, except that those representations and warranties which only address matters on a particular date shall only be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such redemption shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the New York Stock Exchange, Nasdaq National Market or American Stock Exchange (unless, with respect to clause (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock); and such Holder shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

                      B. On the Stock Redemption Closing Date, the Company shall have delivered to the Holder an opinion of Dykema Gossett PLLC (or such other counsel reasonably satisfactory to such Holder) reasonably satisfactory to such Holder, dated the date of delivery, confirming in substance the matters covered in paragraphs (a), (b), (c), (d), (e), (f) and subsection (i) of (g) of Section 4 of the Main Agreement and to the effect that the offer and sale of such Registered Common Stock to such Holder hereunder do not require registration under the Securities Act.

                      C. There shall not exist an Issuance Blockage (as defined
              in the Main Agreement) and the issuance of Common Stock shall not cause the Company to exceed the Maximum Number (as defined in the Main Agreement).

         The Company shall use its best efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date. If such conditions are not satisfied or waived on or before the Stock Redemption Closing Date, then the Holder may, at its sole option, and at any time, (1) withdraw the Redemption Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Redemption Notice and may submit a Redemption Notice with respect to the shares referenced in the withdrawn Redemption Notice at any time or (2) elect cash redemption as set forth in Section 6(B)(ii), in which case, the Cash Redemption Closing Date shall be the second Business Day after and excluding the date on which the Holder notifies the Company in writing of its election for cash redemption to the extent permitted under the terms of the Company's credit facilities set forth in Champion's SEC Filings (as defined in the Main Agreement) made on or before the date of the Main Agreement and excluding any subsequent amendments or extensions thereto.

         (C) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall be required under the Main Agreement.

         (D) The Company will procure, at its sole expense, the listing of the Common Stock issuable upon conversion or redemption of the Series C Preferred Stock and shares issuable as dividends hereunder, subject to issuance or notice of issuance, on all stock exchanges and quotation systems on which the Common Stock is then listed or quoted, no later than the date on which such Series C Preferred Stock is issued to the Holder and thereafter shall use its best efforts to prevent delisting or removal from quotation of such shares. The Company will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion or redemption of shares of the Series C Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted or redeemed were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

         (E) No fractional shares or scrip representing fractional shares shall be issued upon the conversion or redemption of the Series C Preferred Stock. If any such conversion or redemption would otherwise require the issuance of a fractional share of Common Stock, an amount equal to such fraction multiplied by the current Daily Market Price per share of Common Stock on the date of conversion or redemption shall be paid to the Holder in cash by the Company. If more than one share of Series C Preferred Stock shall be surrendered for conversion or redemption at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered.

         (F) Business Combinations.

             (i) In case the Company after the date of the Main Agreement is party to (a) any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or affiliate, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (c) any other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company's shareholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock or Other Securities (other than a reorganization or reclassification in which the Common Stock or Other Securities are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the shareholders of the Company immediately prior to such transaction own the Common Stock, Other Securities or other voting stock of the Company in substantially the same proportions relative to each other as such shareholders owned immediately prior to such transaction), then, and in the case of each such transaction (each of which is referred to herein as "Business Combination"), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Holder of each unconverted and unredeemed share of Series C Preferred Stock, upon conversion or redemption hereof at any time after the consummation of such Business Combination, shall be entitled to receive upon such conversion or redemption, in lieu of the cash, Common Stock or Other Securities issuable upon such conversion or redemption prior to such consummation, any of the following, as shall be elected, in whole or in part, from time to time, by such Holder:

                      A. the stock and other securities, cash and property to
               which such Holder would have been entitled upon such consummation if such Holder had converted such Series C Preferred Stock immediately prior thereto;

                      B. the stock and other securities, cash and property to
               which such Holder would have been entitled upon such consummation if (i) such Holder had elected redemption of such Series C Preferred Stock, with the Redemption Notice Date occurring immediately prior thereto (notwithstanding any restrictions on redemption existing on such Redemption Notice Date) and (ii) the Company had elected to redeem such shares for Registered Common Stock immediately prior thereto

                      C. the number of shares of common stock of the Acquiring
               Person or its Parent, at the election of the Holder, determined by dividing (A) the amount equal to the product obtained by multiplying (1) the number of shares of the Company's Common Stock (or Other Securities) to which such Holder would have been entitled had such holder converted such Series C Preferred Stock immediately prior to such consummation, times (2) the greater of the Acquisition Price and the Conversion Price in effect on the Business Day immediately preceding the date of such consummation, by (B) the Daily Market Price per share of the common stock of the Acquiring Person or its Parent, as the case may be, on the Business Day immediately preceding the date of such consummation;

                      D. the number of shares of common stock of the Acquiring
               Person or its Parent, at the election of the Holder, determined by dividing (A) the aggregate Redemption Amount of such shares of Series C Preferred Stock by (B) the lesser of (1) the Average Market Price of the common stock of the Acquiring Person or its Parent, as the case may be, calculated as of the date the Business Combination is consummated, and (2) the quotient of (a) the product of (i) the Conversion Price (but if before such consummation the Company shall combine, subdivide or reclassify its Common Stock, shall declare any dividend payable in shares of Common Stock, or shall take any other action of a similar nature affecting such shares, this amount shall be adjusted to the extent appropriate to reflect such event or events) and (ii) the Daily Market Price per share of the common stock of the Acquiring Person or its Parent, as the case may be, on the Business Day immediately preceding the date of such consummation divided by
               (b) the Daily Market Price per share of the Company's Common Stock on the Business Day immediately preceding the date of such consummation. The foregoing notwithstanding, if the Acquiring Person or its Parent, as the case may be, shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the conversion or redemption price in this clause (D) shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during any of the measurement periods set forth in the previous sentence; or

                      E. cash in an amount equal to one hundred thirty-three
               percent (133%) of the aggregate Redemption Amount of such shares of Series C Preferred Stock;

         provided, that if the Company delivers to such Holder a written notice in the form of Annex K to the Main Agreement (a "Business Combination Restriction Notice") no later than the fifteenth (15th) calendar day after and excluding the date on which the proposed Business Combination is first publicly disclosed and no later than the fifteenth (15th) calendar day before and excluding the closing date of such Business Combination, then in lieu of clauses (A), (B), (C), (D) and (E) above and all other rights and preferences under this Certificate of Rights and Preferences, the Holder shall receive, on such closing date, in exchange for the shares of Series C Preferred Stock then held by such Holder, (1) the stock and other securities, cash and property to which such Holder would have been entitled upon such closing date if such Holder had, (a) converted such Series C Preferred Stock immediately prior to such closing date or (b) redeemed (notwithstanding any restrictions on redemption existing on such Redemption Notice Date) such Series C Preferred Stock effective upon such closing date, calculated as if the Redemption Notice Date occurred immediately prior to such closing date and the Company had elected to redeem such shares for Registered Common Stock immediately prior thereto (the selection of (a) or (b) shall be made by such Holder in its sole discretion by written notice delivered to the Company no later than the third (3rd) Business Day before and including such closing date; provided that such Holder may change such election at any time if any material change shall occur in (i) the closing date, (ii) the consideration deliverable to Common Stock holders in such Business Combination, (iii) the Acquisition Price, or (iv) any material term or condition of such Business Combination) and (2) in addition to all consideration received by such Holder under clause (1) above, cash equal to the product of (x) the aggregate Redemption Amount of such shares of Series C Preferred Stock multiplied by (y) the Merger Adjustment Percentage and provided further, that if such Holder converts or redeems shares of Series C Preferred Stock on or after the date of delivery of the Business Combination Restriction Notice and before the date of closing of such Business Combination, then in addition to the stock and other securities, cash and property that such Holder has received, or is entitled to receive, upon the conversion or redemption of such shares, such Holder shall be entitled to receive upon the date of closing of such Business Combination the cash amount described in clause (2) above (but not the stock and other securities, cash and property described in clause (1) above) with respect to all such previously converted or redeemed shares. The "Merger Adjustment Percentage" shall equal the product of the Merger Payment Percentage multiplied by a fraction the numerator of which shall be the number of days remaining until the seventh (7th) anniversary of the Issue Date and the denominator of which shall be two thousand five hundred and twenty (2,520); provided that the Merger Adjustment Percentage shall not be less than zero percent (0%). The "Merger Payment Percentage" shall equal (A) fifty percent (50%) minus (B) the product of (1) ten percent (10%) multiplied by (2) the quotient (which shall not be less than zero percent (0%)) of (x) the Acquisition Price in effect on the Business Day immediately preceding the date of such consummation minus the Conversion Price in effect on the Business Day immediately preceding the date of such consummation divided by (y) the Conversion Price in effect on the Business Day immediately preceding the date of such consummation.

                  (ii) Notwithstanding anything contained herein or in the Main Agreement to the contrary, the Company will not effect any Business Combination unless the requirements of Section 11 of the Main Agreement have been met and unless, prior to the consummation thereof, each Person (other than the Company) that may be required to deliver any stock, securities, cash or property upon conversion of Series C Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holders of a Majority of the Series C Preferred Stock, (A) the obligations of the Company under this Certificate of Rights and Preferences (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Certificate of Rights and Preferences) and (B) the obligation to deliver to the Holders of Series C Preferred Stock such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 6(F), such Holders may be entitled to receive, and such Person shall have similarly delivered to such Holders an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to Holders of a Majority of the Series C Preferred Stock, stating that the rights of such Holders under this Certificate of Rights and Preferences shall thereafter continue in full force and effect and the terms hereof, including, without limitation, all of the provisions of this Section 6(F) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any conversion of Preferred Stock or exercise of any rights pursuant hereto.

     7. Status of Converted and Redeemed Shares; Limitations on Series C Preferred Stock. The Company shall return to the status of unauthorized and undesignated shares of Preferred Stock each share of Series C Preferred Stock which shall be converted, redeemed or for any other reason acquired by the Company, and such shares thereafter may have such characteristics and designations as the Board may determine (subject to Section 5), provided, however, no share of Series C Preferred Stock which shall be converted, redeemed or otherwise acquired by the Company shall thereafter be reissued, sold or transferred by the Company as Series C Preferred Stock. Except as provided in the Main Agreement, the Company will not issue any further shares of Series C Preferred Stock. Except for redemptions pursuant to Section 6(B), the Company shall have no right to redeem the shares of Series C Preferred Stock without the consent of a Majority of the Holders.